Exhibit 4.7.2

May 24, 2007

PRIVATE & CONFIDENTIAL

Mr. Thompson B. Jewell
385 Birchcliff Road
Birchcliff AB T4S 1R6
Canada

Dear Thom,

Further to my letter of April 23, 2007 and negotiations with you, this letter records matters agreed with you, as required by that original letter of offer. Those matters of record are:

Initial Compensation:	After review of base salary on arrival, minimum annual base salary is adjusted to NZ$409,000, to apply from 1 May 2007, subject to an annual review;

Housing	The period of time agreed for rental property costs to be met by the Company is to be 1 year, to a maximum level of NZ$1,200 (plus GST) per week for 12 months.

Please indicate your acceptance of these matters below.

Yours truly,

David Newman
Chairman

AGREED AND ACCEPTED
this ____ day of ________  ______

Thompson B. Jewell

Austral Pacific Energy Ltd.

Incorporated in British Columbia, Canada

Level 3, 40 Johnston Street, P O Box 5337, Lambton Quay, Wellington, New Zealand PH: +64 4 495 0888 FAX: +64 4 495 0889

EMAIL: mail@austral-pacific.com WEBSITE: www.austral-pacific.com